                                                                     EXHIBIT 5.1




                                August 20, 1997

Board of Directors
Administaff, Inc.
19001 Crescent Springs Drive
Kingwood, Texas 77339-3802

Ladies and Gentlemen:

                 We have acted as counsel to Administaff, Inc. (the "Company") in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of the issuance of up to 882,165 shares (the "Shares") of the Company's common stock, par value $.01 per share, pursuant to the Administaff, Inc. 1997 Incentive Plan (the "Plan").

                 In connection herewith, we have examined copies of such statutes, regulations, corporate records and documents, certificates of public and corporate officials and other agreements, contracts, documents and instruments as we have deemed necessary as a basis for the opinion hereafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. We have also relied, to the extent we deem such reliance proper, upon information supplied by officers and employees of the Company with respect to various factual matters material to our opinion.

                 Based upon the foregoing and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized and reserved for issuance and, when issued in accordance with the terms of the Plan, will be validly issued, fully-paid and nonassessable.

                 We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                                   Very truly yours,


                                                   /S/ ANDREWS & KURTH L.L.P.

1198/2325/2608